Exhibit 99.1
ProLink Holdings Corp. Reports Second Quarter Results
New Domestic System Installation Revenue Increases 10.5% and Advertising Revenue Increases 372%
CHANDLER, Ariz., Aug. 21 /PRNewswire-FirstCall/ — ProLink Holdings Corp., (OTC Bulletin Board: PLKH) the world’s largest provider of Global Positioning System golf course management systems and on-course advertising, today announced financial results for its second quarter ended June 30, 2007.
Some of the recent highlights include:
* The Company completed 36 new course installations and lease renewals during the second quarter. Leopard Creek Country Club, rated South Africa’s number one course by Golf Digest and many other national and international publications, the Westin La Cantera Resort (San Antonio, Tex.), home of the PGA TOUR’s Valero Texas Open and Tidewater Golf Club & Plantation (Little River, S.C.), consistently ranked among the top courses in the golf-rich Myrtle Beach area and Hualalai Golf Course (Kailua-Kona, Hawaii) at the Four Seasons Resort Hualalai, home of the Champions Tour’s MasterCard Championship, were a few of the leading courses to select ProLink.
* The Company has more than $1.5 million in annual advertising commitments. ProLink Media Solutions, under the leadership of recently appointed CEO Andy Batkin, has generated more than $1.5 million in annual advertising commitments. Mr. Batkin joined the Company from Innovative Media Solutions, LLC, where he was CEO. He is also the creator of the People vs. the Pros golf event, which was added to the PGA TOUR’s 2007 Challenge.
* International expansion. ProLink partnered with Inverlogy to distribute the ProLink system and sell advertising on ProLink screens on golf carts at upscale courses and resorts throughout the Dominican Republic. The Company also announced that Elumina Iberica has secured the rights to install the system at the Golf Club Gut Neuenhof (Frondenberg, Germany), the first German course to feature ProLink.
* Increased Operating Efficiencies. The Company developed a new motherboard design, which is expected, along with supply chain initiatives, to lower manufacturing costs by approximately 12%. The Company has begun to see the impact of this in the third quarter. In addition, the Company has developed improved operating efficiencies which is expected to reduce annual operating expenses by approximately $1 million.
“During the last nine months, we made numerous investments in personnel, systems and service to develop the infrastructure to support growth during the balance of 2007 and beyond,” said Lawrence D. Bain, CEO of ProLink Solutions. “While we were disappointed that we did not generate increased revenue as we did in previous quarters, we achieved significant milestones that are already impacting our third quarter results. Due to growing knowledge of our customer base, we have been able to reduce annual operating expenses by approximately $1 million, by improving distribution and enhancing efficiencies. The investment in developing a new motherboard design, while reducing second quarter gross margins, is already beginning to lower manufacturing costs. The moves that we made in ProLink Media, through the appointment of Andy Batkin and the addition of advertising sales executives, has already begun to increase advertising revenue. While it takes time to train new sales executives, we are already beginning to see results in the Media space. As a result, we expect to generate approximately $0.4 million in advertising revenue during the third quarter, a strong sequential increase. More importantly, we anticipate entering into a major advertising distribution deal during this quarter, with a national media company, which should expand the Company’s reach substantially These and other initiatives have positioned the company for improved operating and cash flow performance in the coming quarters.”

For the second quarter of 2007, the Company reported revenue of $5.5 million, compared to $6.2 million reported for the second quarter of 2006. New Domestic System revenue increased by $0.2 million to $2.2 million compared to the year earlier period and Advertising revenue rose by $0.1 million, offset by a decline of $0.3 million in Finance revenue, $0.2 million in New International System Installation revenue and a decline of $0.5 million in revenue from New System Upgrades. Finance revenue declined due to the limited number of systems that became eligible for lease renewals during the second quarter.
Gross margin for the 2007 second quarter was 40.1 percent, compared to 49.1 percent in the 2006 second quarter. Gross margin was adversely affected by the absence of Finance revenue in the second quarter, the investment in a new motherboard design which increased manufacturing costs on the production of certain boards, as well as higher service costs related to labor due to an increase in the number of installed units, higher material costs due to increased fleet swaps and higher international costs.
For the second quarter ended June 30, 2007, operating expenses were $4.1 million, compared to $3.0 million in the 2006 second quarter. Sales and marketing expenses increased $0.1 million to $0.9 million for the three months ended June 30, 2007. The increase was primarily related to an increase in sales personnel for new systems. Sales from these new employees are expected to impact financial results during the 2007 third quarter. General and administrative costs increased $0.8 million compared to the year-earlier period This increase is primarily related to an increase of $0.3 million in SFAS 123R expenses, an increase of $0.1 million in accounting and Sarbanes-Oxley compliance costs and $0.4 million related to additional personnel cost.
Net Income (Loss) — Second Quarter
The net income (loss) applicable to common stockholders for the period ended June 30, 2007 was $(1.9) million, after $0.4 million non cash 123R expense, or $(0.05) per share, compared to income of $0.5 million, or $0.02 per share for the same period last year. The 2006 second quarter results were favorably impacted by a gain of $0.9 million for the early extinguishment of debt.
Net Income (Loss) — For the Six months
For the six months ended June 30, 2007, the Company had revenue of $12.2 million compared to $12.1 million in the six months ended July 1, 2006. ProLink had a net income (loss) applicable to common stockholders of $(7.7) million, or $(0.20) per share, compared to $0.9 million, or $0.03 per share in the same period one year ago. The 2006 financial results were favorably impacted by a $0.9 million gain for forgiveness of debt.
Balance Sheet
As of March 31, 2007, the Company had approximately $1.4 million in cash and investments, and $6.0 million of accounts receivable compared to $2.4 million and $2.7 million, respectively, as of December 31, 2006. Subsequent to the end of the 2007 second quarter, the Company entered into a new credit facility, which includes a $4 million term loan and a $5 million revolving credit facility. The new facility replaces the previous facility with Comerica Bank.
Conference Call
The Company will hold a conference call today at 9 a.m. eastern time. Interested participants should call (800) 289-0533 within the United States or (913) 981-5525 internationally. Please use passcode 4029488. A playback of the conference will be available two hours after the completion of the call. To listen to the playback, please call 888/203-1112 and use passcode 4029488. The call will also be webcast and will be available on the Company’s web site at http://www.goprolink.com under Conference Calls and Webcasts.

Non-GAAP Financial Measures
To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, ProLink Holdings attached to this news release and will post to the Company’s investor relations web site (http://www.goprolink.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.
Safe Harbor
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ProLink Holdings Corp. (ProLink). Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ProLink’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements which are set forth in greater detail in the Company’s filings with the Securities and Exchange Commission from time to time. The information set forth herein should be read in light of such risks. ProLink does not assume any obligation to update the information contained in this press release.
For more information about ProLink, visit http://www.goprolink.com, call 480.753.2337 or email info@goprolink.com.
Income Statement
(dollars in 000’s)

	For the Three Months Ended
	June 30,	July 1,	Change
	2007	2006	$	%

System Installation Revenue	$4,658	$5,080	$(421)	-8.3%
Service Revenue	666	788	(121)	-15.4%
Finance Revenue, net	—	347	(347)	-100.0%
Advertising Revenue	134	28	106	n/a

Total Revenue	5,459	6,243	(784)	-12.6%

Cost of Revenue	3,269	3,180	90	2.8%

Gross Margin	2,190	3,063	(873)	-28.5%
Gross Margin Percentage	40.1%	49.1%	111.4%

Operating Expenses	4,105	3,019	1,086	36.0%

Loss from Operations	(1,915)	44	(1,960)	n/a
Other (Income) Expense	196	(495)	691	n/a

Net Income (Loss)	(2,112)	539	(2,651)	n/a
Dividends on Series C Preferred shares	180	—	180	n/a
Net Income (Loss) Applicable to Common Shareholders’	$(1,932)	$539	$(2,831)	n/a

Basic Earnings (Loss) per Common Shareholders’	$(0.05)	$0.02	$(0.07)

Diluted Earnings (Loss) per Common Shareholders’	$(0.05)	$0.01	$(0.06)

(dollars in 000’s)

	For the Six Months Ended
	June 30,	July 1,	Change
	2007	2006	$	%

System Installation Revenue	$9,860	$9,796	$64	0.6%
Service Revenue	1,197	1,220	(22)	-1.8%
Finance Revenue, net	982	1,012	(31)	-3.0%
Advertising Revenue	154	29	125	n/a

Total Revenue	12,193	12,057	136	1.1%

Cost of Revenue	7,040	6,378	662	10.4%

Gross Margin	5,153	5,679	(526)	-9.3%
Gross Margin Percentage	42.3%	47.1%	-5%

Operating Expenses	8,486	5,747	2,739	47.7%

Loss from Operations	(3,333)	(68)	(3,265)	n/a
Other (Income) Expense	653	(937)	1,803	n/a

	$(3,986)	$869	$(4,855)	n/a

Basic Earnings (Loss) per Common Shareholders’	$(0.20)	$0.03	$(0.23)

Diluted Earnings (Loss) per Common Shareholders’	$(0.20)	$0.02	$(0.22)

Balance Sheet
(dollars in 000’s)

	June 30,	December 31,
	2007	2006

Cash and cash equivalents	$1,405	$2,448
Other current assets	9,069	5,625

Total current assets	10,474	8,073

Other assets	9,849	8,528

Total assets	$20,322	$16,602

Total current liabilities	9,299	12,302

Long-term debt	3,056	3,709

Stockholders’ equity	7,968	590

Total liabilities and stockholders’ equity	$20,322	$16,602

CONTACT:
Daniel Mitchell
Buffalo Communications
253.312.4536
dmitchell@billycaspergolf.com
Investor Relations Contact:
CEOcast, Inc.
Andrew Hellman
212.732.4300
adhellman@ceocast.com
BPC Financial Marketing
John Baldissera
800.368.1217